Amended and Restated
Money Manager Agreement

This agreement (the "Agreement") is between TIFF Investment Program, Inc. ("TIP"), a Maryland corporation, for its TIFF Multi-Asset Fund and such other of its Funds as TIP and the Manager (as defined below) may agree upon from time to time (the "Fund") and Smith Breeden Associates, Inc. (the "Manager"), a registered investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and is effective as of July 1, 2012 (the "Effective Date").

Recitals

TIP is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

TIP wishes to retain the Manager to render advisory services to the Fund and the Manager is willing to render those services.

The parties therefore agree as follows:

1.	Managed Assets

The Manager will provide investment management services with respect to assets placed with the Manager on behalf of the Fund from time to time. Such assets may be placed in one or more separately managed accounts (each, a “Managed Account”), and each Managed Account may be changed by investment, reinvestment, additions, disbursements of expenses, and withdrawals.  All assets placed in such Managed Accounts are referred to in this Agreement collectively as the "Managed Assets." The Fund may make additions to or withdraw all or any portion of the Managed Assets from this management arrangement at any time.

2.	Appointment and Powers of Manager; Investment Approach

(a)         Appointment. TIP, acting on behalf of the Fund, hereby appoints the Manager to manage the Managed Assets for the period and on the terms set forth in this Agreement. The Manager hereby accepts this appointment and agrees to render the services herein described in accordance with the requirements described in Section 3(a).

(b)Powers. Subject to the supervision of the board of directors of TIP and subject to the supervision of TIFF Advisory Services, Inc. ("TAS") as Investment Adviser to the Fund, the Manager shall direct investment of the Managed Assets in accordance with the requirements of Section 3(a). TIP, acting on behalf of the Fund grants, the Manager authority to:

(i)	acquire (by purchase, exchange, subscription, or otherwise), to hold, and to dispose of (by sale, exchange, or otherwise) securities and other investments;

(ii)          determine what portion of the Managed Assets will be held uninvested; and

(iii) enter into such agreements and make such representations (including representations regarding the purchase of securities for investment) as may be necessary or proper in connection with the performance by the Manager of its duties hereunder.

(c) Power of Attorney. To enable the Manager to exercise fully the discretion granted hereunder, TIP appoints the Manager as its attorney-in-fact to invest, sell, and reinvest the Managed Assets as fully as TIP itself could do. The Manager hereby accepts this appointment.

(d)           Voting. The Manager shall be authorized to vote on behalf of the Fund any proxies relating to the Managed Assets, provided, however, that the Manager shall comply with any instructions received from the Fund as to the voting of securities and handling of proxies.

(e)           Independent Contractor. Except as expressly authorized herein, the Manager shall for all purposes be deemed to be an independent contractor and shall have no authority to act for or to represent TIP, the Fund, or TAS in any way, or otherwise to be an agent of any of them.

(f)           Reporting. The Manager shall furnish to TIP upon reasonable request such information that TIP may reasonably require to complete documents, reports, or regulatory filings.

3.	Requirements; Duties

(a)Requirements. In performing services for the Fund and otherwise discharging its obligations under this Agreement, the Manager shall act in conformity with the following requirements (the "Requirements"):

(i)
the 1940 Act, the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations which apply to the Manager in conjunction with performing services for the Fund, if any;

(ii)
TIP's Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-lA as filed with the Securities and Exchange Commission relating to the Fund and the shares of common stock in the Fund, as such Registration Statement may be amended from time to time (the "Registration Statement");

(iii)	the Manager's Investment Guidelines for each Managed Account, which may be amended from time to time through mutual agreement by TAS and the Manager;

(iv)written instructions and directions of the board of directors of TIP; and

(v)written instructions and directions of TAS.

(b)           Responsibility with Respect to Actions of Others. TIP may place the investment portfolio of each of its funds, including the Fund, with one or more investment managers. To the extent the applicability of, or conformity with, the Requirements depends upon investments made by, or activity of, the managers other than the Manager, the Manager agrees to comply with such Requirements: (i) to the extent that such compliance is within the Manager's Investment Guidelines; and (ii) to the extent that the Manager is provided with information sufficient to ascertain the applicability of such Requirements. If it appears to the Fund at any time that the Fund may not be in compliance with any Requirement and the Fund or TAS so notifies the Manager, the Manager shall promptly take such actions not inconsistent with applicable law as the Fund or TAS may reasonably specify to effect compliance.

(c)           Responsibility with Respect to Performance of Duties. In performing its duties under this Agreement, the Manager will act solely in the interests of the Fund and shall use reasonable care and its best judgment in matters relating to the Fund. The Manager will not deal with the Managed Assets in its own interest or for its own account.

4.	Recordkeeping and Reporting

(a) Records. The Manager shall maintain proper and complete records relating to the furnishing of investment management services under this Agreement, including records with respect to the securities transactions for the Managed Assets required by Rule 31a-1 under the 1940 Act. All records maintained pursuant to this Agreement shall be subject to examination by the Fund and by persons authorized by it during reasonable business hours upon reasonable notice. Records required by Rule 31a-1 maintained as specified above shall be the property of the Fund; the Manager will preserve such records for the periods prescribed by Rule 31a-2 under the 1940 Act and shall surrender such records promptly at the Fund's request. Upon termination of this Agreement, the Manager shall promptly return records that are the Fund's property and, upon demand, shall make and deliver to the Fund true and complete and legible copies of such other records maintained as required by this Section 4(a) as the Fund may request. The Manager may retain copies of records furnished to the Fund.

(b) Reports to Custodian. The Manager shall provide to the Fund's custodian and to the Fund, on each business day, information relating to all transactions concerning the Managed Assets.

(c) Other Reports. The Manager shall render to the board of directors of TIP and to TAS such periodic and special reports as the board or TAS may reasonably request.

5.	Purchase and Sale of Securities

(a)Selection of Brokers. The Manager shall place all orders for the purchase and sale of securities on behalf of the Fund with brokers or dealers selected by the Manager in conformity with the policy respecting brokerage set forth in the Registration Statement. Neither the Manager nor any of its officers, employees, or any of its "affiliated persons,” as defined in the 1940 Act, will act as principal or receive any compensation in connection with the purchase or sale of investments by the Fund other than the management fees provided for in Section 6 hereof.

In placing such orders, the Manager will give primary consideration to obtaining the most favorable price and efficient execution reasonably available under the circumstances and in accordance with applicable law. In evaluating the terms available for  executing particular transactions for the Fund and in selecting broker-dealers to execute such transactions, the Manager may consider, in addition to commission cost and execution capabilities, those factors  that it deems relevant, such as the financial stability and reputation of broker-dealers and the  brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided by such broker-dealers. The Manager is authorized to pay a broker-dealer who provides such brokerage and research services a commission for executing a transaction which is in excess of the amount of commission another broker-dealer would have charged for effecting that transaction if the Manager determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services  provided by such broker-dealer in discharging responsibilities with respect to the Fund or to other client accounts as to which it exercises investment discretion.

(b)           Aggregating Orders. On occasions when the Manager deems the purchase or sale of a security to be in the best interest of the Fund as well as other advisory clients of the Manager, the Manager, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of securities so purchased or sold, as well as the expense incurred in the transaction, will be made by the Manager in the manner it considers to be most equitable and consistent with its fiduciary obligations to the Fund and its other clients.

6. Management Fees; Expenses

(a)       Management Fees. Schedule I-A, I-B, and I-C attached hereto set out the fees to be paid by the Fund to the Manager for the respective Managed Accounts.  In the case of the Managed Account that falls under Schedule I-A, fees will be paid by the Fund to the Manager each month, on or before the last business day of the month that follows the end of the month to which the fee relates and the applicable fee rate will be applied to the average daily net asset value of the Managed Assets of the relevant Managed Account for the applicable month, computed as described in the Fund's Registration Statement. In the case of the Managed Account that falls under Schedule I-B, fees will be paid by the Fund to the Manager each month on or before the last business day of the month that follows the end of each rolling 12-month measurement period, as applicable, and the applicable fee rate will be applied to the average daily net asset value of the Managed Assets of the relevant Managed Account for the rolling 12-month measurement period, computed as described in the Fund's Registration Statement and in Schedule I-B, and the result divided by 12 to determine the fee payable for each month. In the case of Managed Accounts that fall under Schedule I-C, fees will be paid by the Fund to the Manager each month on or before the last business day of the month that follows the end of the period to which the fee relates as set out in Schedule 1-C.

(b)      Expenses. The Manager shall furnish at its own expense all of its own office facilities, equipment and supplies, and shall perform at its own expense all routine and recurring functions necessary to render the services required under this Agreement including administrative, bookkeeping and accounting, clerical, statistical, and correspondence functions. The Manager shall not have responsibility for calculating the Net Asset Value of the Fund's portfolio, but must daily review the pricing of the Managed Assets. The Fund shall be responsible for its own fees and expenses; provided, however, that expenses set forth in the following sentence shall be paid out of the Managed Assets.  The Fund shall pay directly, or, if the Manager makes payment, reimburse the Manager for, (1) custodial transaction fees for the Managed Assets, (ii) brokerage commissions, issue and transfer taxes and other costs of securities transactions to which the Fund is a party, including any portion of such commissions attributable to research and brokerage services; and (iii) taxes, if any, payable by the Fund. In addition, the Fund shall pay directly, or, if the Manager makes payment, reimburse the Manager for, such non-recurring special out-of-pocket costs and expenses as may be authorized in advance by the Fund.

7.	Non-Exclusivity of Services

The Manager is free to act for its own account and to provide investment management services to others. The Fund acknowledges that the Manager and its officers and employees, and the Manager's other clients, may at any time have, acquire, increase, decrease or dispose of positions in the same investments which are at the same time being held, acquired or disposed of under this Agreement for the Fund. Neither the Manager nor any of its officers or employees shall have any obligation to effect a transaction under this Agreement simply because such a transaction is effected for his or its own account or for the account of another client. The Fund agrees that the Manager may refrain from providing any advice or services concerning securities of companies for which any officers, directors, partners or employees of the Manager or any of the Manager's affiliates act as financial adviser, investment manager or in any capacity that the Manager deems confidential, unless the Manager determines in its sole discretion that it may appropriately do so. The Fund appreciates that, for good commercial and legal reasons, material nonpublic information which becomes available to affiliates of the Manager through these relationships cannot be passed on to the Fund.

8.	Liability

The Manager shall not be liable to the Fund, TIP, or TAS for any error of judgment, but the Manager shall be liable to the Fund for any loss resulting from willful misfeasance, bad faith, or gross negligence by the Manager in providing services under this Agreement or from reckless disregard by the Manager of its obligations and duties under this Agreement.

TIP understands that certain provisions of this Agreement including, without limitation, this section of this Agreement, may serve to limit the potential liability of the Manager. TIP has had the opportunity to consult with Manager as well as, if desired, its professional advisors and legal counsel as to the effect of these provisions. TIP further understands that certain federal and state securities laws including, but not limited to, the Advisers Act, may impose liability or allow for legal remedies even where the Manager has acted in good faith and that the rights under those laws may be non-waivable. Nothing in this Agreement shall, in any way, constitute a waiver or limitation by TIP of any rights which may not be so limited or waived in accordance with applicable law.

9.	Representations

(a) The Manager hereby represents to the Fund that the Manager is registered as an investment adviser under the Advisers Act, that it has full power and authority to enter into and perform fully the terms of this Agreement and that the execution of this Agreement on behalf of the Manager has been duly authorized and, upon execution and delivery, this Agreement will be binding upon the Manager in accordance with its terms.

(b) The Manager represents that it complies in all material respects with all applicable laws, both federal and state.

(c) TIP hereby represents to the Manager that it has full power and authority to enter into this Agreement and that the execution of this Agreement on behalf of the Fund has been duly authorized and, upon execution and delivery, this Agreement will be binding upon TIP in accordance with its terms.

(d) TIP acknowledges receipt of Parts 2A and B of the Manager's Form ADV and Commodity Trading Advisor (CTA) Disclosure Document (if applicable).

(e)           TIP represents that TIP and the Fund are in full compliance with all applicable state and federal securities laws and regulations.

10.	Term

This Agreement shall continue in effect for a period of one (1) year from the date hereof and shall thereafter be automatically renewed for successive periods of one (1) year each, provided such renewals are specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated without the payment of any penalty, by (a) the Fund, if a decision to terminate is made by the board of directors of TIP or by a vote of a majority of the Fund's outstanding voting securities (as defined in the 1940 Act), or (b) the Manager, in each case with at least 30 days' written notice from the terminating party and on the date specified in the notice of termination.

This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

11.	Amendment

Except as otherwise provided in this Agreement, this Agreement may be amended by mutual consent, but the consent of the Fund must be approved in conformity with the requirements of the 1940 Act and any order of the Securities and Exchange Commission that may address the applicability of such requirements in the case of the Fund.

12.	Notices

Notices or other communications required to be given pursuant to this Agreement shall be deemed duly given when delivered in writing or sent by fax or three days after mailing registered mail postage prepaid as follows:

Fund:                      TIFF Investment Program

c/o TIFF Advisory Services, Inc.

Attn: General Counsel

Four Tower Bridge

200 Barr Harbor Drive, Suite 100

West Conshohocken, PA 19428

Fax: 610-684-8080

Manager:                      Smith Breeden Associates, Inc.
280 South Mangum Street, Suite 301
Durham, NC 27701
Attention: Stephen A. Eason
Fax: 919-933-3356

Each party may change its address by giving notice as herein required.

13.	Sole Instrument

This instrument constitutes the sole and only agreement of the parties to it relating to its object and correctly sets forth the rights, duties, and obligations of each party to the other as of its date. Any prior agreements, promises, negotiations, or representations not expressly set forth in this Agreement are of no force or effect.

14.	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same instrument.

15.	Applicable Law

This Agreement shall be governed by, and the rights of the parties arising hereunder construed in accordance with, the laws of the Commonwealth of Pennsylvania without reference to principles of conflict of laws. Nothing herein shall be construed to require either party to do anything in violation of any applicable law or regulation.

16.	Confidential Information

Any information or recommendations supplied by any party to this Agreement, which are not otherwise in the public domain or previously known to another party in connection with the performance of obligations hereunder, including securities or other assets held or to be acquired by the Fund, transactions in securities or other assets effected or to be effected on behalf of the Fund, or financial information or any other information relating to a party to this Agreement, are to be regarded as confidential ("Confidential Information").

No party may use or disclose to others Confidential Information about the other party, except solely for the legitimate business purposes of the Fund for which the Confidential Information was provided; as may be required by applicable law or rule or compelled by judicial or regulatory authority having competent jurisdiction over the party; or as specifically agreed to in writing by the other party to which the Confidential Information pertains. Further, no party may trade in any securities issued by another party while in possession of material non-public information about that party. Lastly, the Manager may not consult with any other money managers for the Fund about transactions in securities or other assets of the Fund, except for purposes of complying with the 1940 Act or SEC rules or regulations applicable to the Fund. Nothing in this Agreement shall be construed to prevent the Manager from lawfully giving other entities investment advice about, or trading on their behalf in, shares issued by the Fund or securities or other assets held or to be acquired by the Fund.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS AGREEMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION.  THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN AN ADVISORY PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF THE COMMODITY TRADING ADVISER DISCLOSURE.  CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS ADVISORY PROGRAM OR THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto execute this Agreement on and make it effective on the Effective Date specified in the first paragraph of this Agreement.

On behalf of Fund by the TIFF Investment Program, Inc. __/s/ Dawn I. Lezon____________________ Signature ___CFO_____________________________ Print Name/Title	On behalf of Smith Breeden Associates, Inc. _/s/ Stephen A. Eason__________________ Signature _EVP________________________________ Print Name/Title

Schedule I-A
Dated as of July 1, 2012

to the
Money Manager Agreement (the “Agreement”)
Dated as of July 1, 2012

between
Smith Breeden Associates Inc. (the “Manager”) and
TIFF Investment Program, Inc. for its TIFF Multi-Asset Fund (the “Fund”)

This fee schedule shall apply to the Managed Account generally referred to by the parties as the “beta account” with a mandate focused on US Treasury obligations.

As compensation for the services performed and the facilities and personnel provided by the Manager pursuant to this Agreement, the Fund will pay to the Manager a fee according to the following formula:

First $500 million of assets*:                                                                0.03% per annum
Assets* over $500 million:                                                                0.02% per annum

* Average daily net assets of the Managed Account for which compensation is calculated under this Schedule I-A.

The fee shall be prorated for any period that is less than a full calendar month.

All capitalized terms used but not defined in this Schedule I-A shall have the meanings ascribed to them in the Agreement.

Schedule I-B
Dated as of July 1, 2012

 to the
Money Manager Agreement (the “Agreement”)
Dated as of July 1, 2012

between
Smith Breeden Associates Inc. (the “Manager”) and
TIFF Investment Program, Inc. for its TIFF Multi-Asset Fund (the “Fund”)

This fee schedule shall apply to the Managed Account generally referred to by the parties as the “low alpha account.”   The Managed Account to which this fee schedule shall apply has a mandate focused on US Treasury Inflation Protected Securities supplemented by an overlay portfolio of high quality credits designed to produce modest excess returns.

As compensation for the services performed and the facilities and personnel provided by the Manager pursuant to this Agreement, the Fund will pay to the Manager a fee according to the following formula:

First $200 million of assets*:                                                                10 + [.200 x (Excess Return - 15 basis points)]
Assets* over $200 million:                                                                5 + [.200 x (Excess Return - 15 basis points)]

Floor:                      10 basis points (5 basis points on assets* over $200 million)
Cap:                      85 basis points
Fulcrum:                      48 basis points at 205 basis points Excess Return (assets* less than $200 million)

* Average daily net assets of the Managed Account for which compensation is calculated under this Schedule I-B (“Schedule I-B Assets”) for each month over rolling 12-month month periods.  For purposes of this fee calculation, the assets managed pursuant to a Money Manager Agreement between the Manager and the Fund dated July 1, 2009 shall be considered Schedule I-B Assets, as the compensation and fee schedule that were in effect under the previous agreement and the compensation and fee schedule in this Schedule I-B are identical.  These historical Schedule I-B Assets shall be adjusted to reflect the withdrawal of Schedule I-B Assets occurring in connection with the Effective Date of this Agreement.  For example, if $150 million of Schedule I-B Assets is withdrawn on or about the Effective Date, assets for each month prior to such withdrawal shall be reduced by $150 million when calculating the rolling 12-month average daily net assets.

For purposes of this fee calculation, Excess Return is the amount by which the actual gross total return of the Schedule I-B Assets exceeds the Benchmark total return, measured over rolling 12-month periods.  The Benchmark shall be the Barclays US Government Inflation-Linked Bonds Index Total Return (the “TIPS Benchmark”), or its successors.

If the Manager ceases to render services hereunder at any time during, and before the last day of, any calendar month, the Manager shall be entitled to a fee for services rendered hereunder during such month equal to 150% of the Floor (prorated based on the number of days during such calendar month that the Manager provided services hereunder) payable by the Fund on or before the last day of the month following the month in which the Manager ceased to render services hereunder.

All capitalized terms used but not defined in this Schedule I-B shall have the meanings ascribed to them in the Agreement.

Schedule I-C
Dated as of July 1, 2012

to the
Money Manager Agreement (the “Agreement”)
Dated as of July 1, 2012

between
Smith Breeden Associates Inc. (the “Manager”) and
TIFF Investment Program, Inc. for its TIFF Multi-Asset Fund (the “Fund”)

This fee schedule shall apply to Managed Accounts designated from time to time, and generally referred to, by the parties as “high alpha accounts.”   The initial Managed Account to which this fee schedule shall apply has a mandate focused on securitized credit opportunities, with primary emphasis in agency and non-agency securitized credit instruments backed by residential and commercial mortgages.    Other mandates might focus on securitized credits, corporate credits, US government and agency obligations or other sectors within the fixed income market.

As compensation for the services performed and the facilities and personnel provided by the Manager pursuant to this Agreement, the Fund will pay to the Manager a fee as set forth below.

The Fund will pay the Manager (i) an asset based fee (the “Investment Management Fee") plus (ii) a performance based fee (the "Performance Based Fee"), each as described below.

Capitalized terms used throughout this schedule shall have the meanings given to them in the Agreement unless otherwise defined herein.

Investment Management Fee: The Fund will pay the Manager an asset based fee of 30 basis points (0.30%) per annum on the first $200 million of Managed Account assets and 25 basis points (0.25%) per annum on Managed Account assets in excess of $200 million, calculated monthly and based the aggregate average daily net assets of the Managed Accounts for which compensation is calculated under this Schedule I-C for the month to which the fee relates. The Investment Management Fee with respect to any Managed Account will be prorated for any period that is less than a full calendar month.

Calculation and Payment of Performance Based Fee:  For each Calculation Period, the Performance Based Fee will be equal to 10 percent of the Performance Fee Accrual Account at the end of the Calculation Period if the Performance Fee Accrual Account is equal to or greater than 4.8 percent of the aggregate Managed Account assets for which compensation is calculated under this Schedule I-C as of the end of the Calculation Period.  If the Performance Fee Accrual Account is less than 4.8 percent of such aggregate Managed Account assets but greater than zero as of the end of the Calculation Period, the Performance Based Fee will be equal to 2.5 percent of the Performance Fee Accrual Account. If the Performance Fee Accrual Account is a negative dollar amount as of the end of the Calculation Period, the Performance Based Fee will be zero.  The Performance Based Fee shall be payable monthly, in arrears, in the month that follows the Calculation Period or, in the event of a complete withdrawal of Managed Account assets, in the month that follows such withdrawal.  In the event of a complete withdrawal of Managed Account assets, the final Performance Based Fee will be equal to the entire Performance Fee Accrual Account, if such Account contains a positive balance.  In the event of a complete withdrawal of Managed Account assets at a time when the Performance Fee Accrual Account contains a negative balance, the final Performance Based Fee will be zero.

Definitions Related to the Calculation and Payment of the Performance Based Fee:

Calculation Period: Calculation Period means each calendar month. In the event of a complete withdrawal, the final Calculation Period shall be the period that commences on first day of the month of withdrawal and ends on the date of complete withdrawal, even though less than a full month.

Effective Date:  The Effective Date is the date on which the Fund has first placed assets with the Manager.

Hurdle: The Hurdle is defined as total return of 1 month LIBOR for the Calculation Period + (235 basis points/12)* starting net asset value of the Managed Account assets as of the first day of the Calculation Period.  The Hurdle is a USD amount and shall be calculated separately for each Managed Account that falls under this Schedule I-C. In the event of contributions to or withdrawals from the Managed Account assets, the Hurdle shall be pro-rated with respect to the Managed Account assets held for less than a full calendar month.  Note: The total return of 1 month LIBOR can be obtained using the Bloomberg Ticker LUS1.

Net Appreciation: Net Appreciation means the excess, if any, of the ending net asset value of the Managed Account assets as of the last day of the applicable Calculation Period over the beginning net asset value of the Managed Account assets as of the first day of the applicable Calculation Period.  The beginning net asset value will be increased to reflect any additional assets placed with the Manager during the applicable Calculation Period or reduced to reflect any assets withdrawn from the Manager during the applicable Calculation Period. Net Appreciation is a USD amount.  Net Appreciation shall be calculated separately for each Managed Account that falls under this Schedule I-C.

Net Depreciation: Net Depreciation means the excess, if any, of the beginning net asset value of the Managed Account assets as of the first day of the applicable Calculation Period over the ending net asset value of the Managed Account assets as of the last day of the applicable Calculation Period.  The beginning net asset value will be increased to reflect any additional assets placed with the Manager during the applicable Calculation Period or reduced to reflect any assets withdrawn from the Manager during the applicable Calculation Period. Net Depreciation is a USD amount.  Net Depreciation shall be calculated separately for each Managed Account that falls under this Schedule I-C.

Incentive: For each Calculation Period, the Incentive is equal to 20% * (Net Appreciation or Net Depreciation – Investment Management Fee – Hurdle).  Incentive is a USD amount and may result in a positive or negative product.  The Incentive shall be calculated separately for each Managed Account that falls under this Schedule I-C.

Performance Fee Accrual Account:   This account is a single, cumulative memo account into which (i) the Incentive of each Managed Account that falls under Schedule I-C is credited, if positive, or debited, if negative, for each Calculation Period and (ii) the Performance Based Fee, if any, is withdrawn each Calculation Period.

All capitalized terms used but not defined in this Schedule I-C shall have the meanings ascribed to them in the Agreement.